JP MORGAN


J.P. Morgan              Compagnie Generale d'Industrie et de Participations
Securities Ltd.          89, rue Taitbout
                         75009 Paris
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
Direct:                  To the attention of Mr. Jean-Marc Janodet
Operator: 0171-600-2300
Fax:

                         10 July, 1998



                         Dear Sirs,


                         Compagnie General D'Industrie et de Participation ("CGIP") and Morgan Guaranty Trust Company of New York ("Morgan") have entered into an Equity Swap Transaction with Morgan dated July 10, 1998 (the "Swap Transaction") relating to 6,559,577 shares of common stock (the "Number of Shares") of Crown Cork & Seal ("CCK"). Capitalized terms not defined herein shall have the meaning provided in the Swap Transaction.

                         In connection with the Swap Transaction, in the event CGIP elects an early termination on February 23, 1998 (the "Early Termination Date") as provided for in the Swap Transaction, Morgan agrees that if requested by CGIP, Morgan or one of its affiliate will purchase from CGIP or one of its affiliates on the Early Termination Date an amount of shares of CCK equal to the Number of Shares at a price defined so that:

                      -  the proceeds of the sale of these shares by CGIP or one of its affiliate to an affiliate of Morgan;
                      -  plus the Equity Amount payable by Morgan to the
                         Counterparty on the Early Termination Date;
                      - less the Equity Amount payable by the Counterparty to Morgan on the Early Termination Date;
                      -  is equal to the Equity Notional Amount.


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                                                            JP MORGAN


                         Morgan and CGIP agree that in the event CGIP has elected to cause Morgan (or one of its affiliate at the option of Morgan), to purchase such shares of CGIP, the Swap Transaction shall terminate and the parties shall have no further obligations thereunder (except with respect to any payments then due and owing on the Early Termination pursuant to the Swap Transaction). CGIP agrees to provide Morgan with three business days prior notice of its election of its right to cause an affiliate of Morgan to purchase the shares of CCK as provided above.


                         Yours sincerely,



                         J.P. MORGAN SECURITIES LTD. AS AGENT FOR
                         MORGAN GUARANTY TRUST COMPANY OF NEW YORK


                         By:

                         Name: /s/ JEROME LAZARE
                               -------------------------------
                               JEROME LAZARE
                               VICE PRESIDENT

                         Title: